Exhibit 13.1

906 CERTIFICATION by the Principal Executive Officer

The certification set forth below is being submitted in connection with the Annual Report on Form 20-F (the “Report”) for the purpose of complying with Rule 13a-14(b) or Rule 15d-14(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Section 1350 of Chapter 63 of Title 18 of the United States Code.

Eli Glickman, the Chief Executive Officer of ZIM Integrated Shipping Services Ltd., certifies that, to the best of his knowledge:

1.	the Report fully complies with the requirements of Section 13(a) or 15(d) of the Exchange Act; and

2.	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of ZIM Integrated Shipping Services Ltd.

Date:      March 13, 2023
/s/ Eli Glickman Name: Eli Glickman President & CEO